
                                                                                                                Exhibit 12
                                                                                                                Page 1
                        Citizens Communications Company
           Statements of the Ratio of Earnings to Fixed Charges (a)
                             (Dollars in Thousands)
                                  (Unaudited)
                                                                                    Years Ended December 31,
                                                            ------------------------------------------------------------------------
                                                                2003          2002           2001           2000           1999
                                                            ------------- -------------  -------------  -------------  -------------
Pre-tax income (loss) from continuing operations
   before dividends on convertible preferred securities,
   extraordinary expense and cumulative effect of changes
   in accounting principle                                     $ 195,509   $(1,231,640)     $ (72,521)     $ (49,993)   $   217,709

(Income) or loss from equity investees                              (535)         (780)        (1,799)        (1,935)        (2,019)

Minority interest                                                      -             -              -        (12,222)       (23,227)
                                                            ------------- -------------  -------------  -------------  -------------

Pre-tax income (loss) from continuing operations before
    adjustment for minority interest in consolidated
    subsidiaries or (income) or loss from equity investees       194,974    (1,232,420)       (74,320)       (64,150)       192,463

Fixed charges                                                    430,659       489,124        399,752       206,650        142,847

Distributed income of equity investees                                 -         1,400          2,350            800            600

Interest capitalized                                              (2,993)       (7,390)        (5,675)        (4,766)        (8,681)

Carrying cost of equity forward contracts                              -             -        (13,650)             -              -

Preference security dividend requirements of consolidated
    subsidiaries                                                 (10,063)      (10,063)       (10,063)       (10,063)       (10,063)
                                                            ------------- -------------  -------------  -------------  -------------

Total earnings                                                   612,578      (759,348)       298,395        128,472        317,167
                                                            ------------- -------------  -------------  -------------  -------------

Ratio of earnings to fixed charges                                  1.42         (1.55)          0.75           0.62           2.22
                                                            ============= =============  =============  =============  =============


Note : The above calculation was performed in accordance with Regulation S-K 229.503(d) Ratio of earnings to fixed charges.

(a) For the years ended December 31, 2002, 2001 and 2000, earnings were insufficient to cover fixed charges by $1.25 billion, $101.4 million and $78.2 million, respectively.



                                                                                                                     Exhibit 12
                                                                                                                     Page 2
                         Citizens Communications Company
 Statements of the Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (a)
                             (Dollars in Thousands)
                                   (Unaudited)
                                                                                 Years Ended December 31,
                                                           -------------------------------------------------------------------------
                                                              2003           2002           2001           2000            1999
                                                           ------------  -------------  -------------  --------------  -------------
Pre-tax income (loss) from continuing operations
    before dividends on convertible preferred securities,
    extraordinary expense and cumulative effect of changes
    in principle                                             $ 195,509    $(1,231,640)     $ (72,521)      $ (49,993)   $   217,709

(Income) or loss from equity investees                            (535)          (780)        (1,799)         (1,935)        (2,019)

Minority interest                                                    -              -              -         (12,222)       (23,227)
                                                           ------------  -------------  -------------  --------------  -------------

Pre-tax income (loss) from continuing operations before
    adjustment for minority interest in consolidated
    subsidiaries or (income) or loss from equity investees     194,974     (1,232,420)       (74,320)        (64,150)       192,463

Fixed charges                                                  440,722        499,187        423,465         216,713        152,910

Distributed income of equity investees                               -          1,400          2,350             800            600

Interest capitalized                                            (2,993)        (7,390)        (5,675)         (4,766)        (8,681)

Preference security dividend requirements of consolidated
    subsidiaries                                               (10,063)       (10,063)       (10,063)        (10,063)       (10,063)

Carrying cost of equity forward contracts                            -              -        (13,650)              -              -
                                                           ------------  -------------  -------------  --------------  -------------


Total earnings                                               $ 622,640     $ (749,286)     $ 322,107       $ 138,534      $ 327,229
                                                           ------------  -------------  -------------  --------------  -------------

Ratio of earnings to combined fixed charges                       1.41          (1.50)          0.76            0.64           2.14
                                                           ============  =============  =============  ==============  =============


Note : The above calculation was performed in accordance with Regulation S-K 229.503(d) Ratio of earnings to fixed charges.

(a) For the years ended December 31, 2002, 2001 and 2000, earnings were insufficient to cover combined fixed charges by $1.25 billion, $101.4 million and $78.2 million, respectively.